EXHIBIT 10.8

A. M. CASTLE & CO.
RESTRICTED STOCK UNIT AWARD AGREEMENT
2008 A. M. CASTLE & CO. OMNIBUS INCENTIVE PLAN

GRANTEE:
NUMBER OF RESTRICTED STOCK UNITS:
GRANT DATE :

This is an award agreement (the “Award Agreement”) between A. M. Castle & Co., a Maryland corporation (the “Corporation”), and the individual named above (the “Grantee”). Subject to the conditions set forth herein, the Corporation hereby grants to the Grantee, as of the Grant Date specified above, the above-stated number of Restricted Stock Units, which may be earned in accordance with Section 1, on the terms and conditions contained herein and in the 2008 A. M. Castle & Co. Omnibus Incentive Plan, as amended and restated as of April 25, 2013, and as may be further amended from time to time (the “Plan”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.
1.Vesting. Subject to Sections 2, 3 and 4, the Corporation shall deliver to the Grantee one share of Stock for each whole Restricted Stock Unit that vests in accordance with the terms of this Award Agreement. Subject to the terms and conditions of this Award Agreement and the Plan, 100% of the Restricted Stock Units shall vest at the end of the Restriction Period.

2.Delivery of Shares. The number of shares of Stock that the Grantee earns under Section 1 will be delivered to the Grantee as soon as administratively practicable after the end of the Restriction Period; provided, however, that in lieu of shares of Stock, the payment may be made in other equity based property, as the Committee may determine in its sole discretion. No fractional shares will be delivered pursuant to this Award and fractional shares shall be rounded down.

3.Employment Termination. If the Grantee’s employment with the Corporation and its Subsidiaries terminates before the end of the Restriction Period, this Restricted Stock Unit Award shall be forfeited on the date of such termination, except to the extent otherwise expressly provided below or in a change-in-control or severance agreement between the Corporation and the Grantee. In the event of the termination of the Grantee’s employment or service with the Corporation or its Subsidiaries as a result of the Grantee’s death, Disability, or Qualified Retirement, the requirement that the Grantee remain in the employ of the Corporation or a Subsidiary through the end of the Restriction Period will be waived and the Grantee will receive payment and delivery of shares of Stock in respect of the Restricted Stock Units at the same time as and in accordance with Section 2 above, but prorated based on a fraction, the numerator of which is the number of calendar days during the Restriction Period prior to the date of the Grantee’s termination of employment or service and the denominator of which is 1095.

4.Transferability. The Restricted Stock Units shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise. Any attempted transfer of the Restricted Stock Units prohibited by this Section 4 shall be null and void.

5.Adjustments. The Restricted Stock Units shall be subject to adjustment or substitution in accordance with Sections 14 and 15 of the Plan.

6.Withholding. The Grantee is responsible for all applicable federal, state, and local income and employment taxes (including taxes of any foreign jurisdiction) which the Corporation is required to withhold at any time with respect to the Restricted Stock Units to satisfy its minimum statutory withholding requirements. Such payment shall be made in full at the Grantee’s election, in cash or check, by withholding from the Grantee’s next normal payroll check, or by the tender of shares of Stock payable under this Award. Shares of Stock tendered as payment of required withholding shall be valued at the closing price per share of Stock on the date such withholding obligation arises or, if the Stock is not traded on that date, on the next preceding date on which the Stock was so traded.

EX-8-

7.Miscellaneous.

(a)Disclaimer of Rights. Nothing contained herein shall be construed as giving the Grantee any right to be retained, in any position, as an employee, consultant or director of the Corporation or a Subsidiary or shall interfere with or restrict in any way the rights of the Corporation or a Subsidiary, which are hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever.

(b)Rights Unsecured. The Grantee shall have only the Corporation’s unfunded, unsecured promise to pay pursuant to the terms of this Award. The Grantee’s rights shall be that of an unsecured general creditor of the Corporation and the Grantee shall not have any security interest in any assets of the Corporation.

(c)No Adjustment for Dividends. The number of Restricted Stock Units shall not be adjusted for the payment of any cash dividend on shares of Stock of the Corporation before the issuance of a stock certificate representing the earned Award.

(d)Offset. The Corporation may deduct from amounts otherwise payable under this Award all amounts owed by the Grantee to the Corporation and its affiliates to the maximum extent permitted by applicable law.

(e)Terms of Plan. The Award is subject to the terms and conditions set forth in the Plan, which are incorporated into and shall be deemed to be a part of this Award, without regard to whether such terms and conditions (including, for example, provisions relating to certain changes in capitalization of the Corporation) are otherwise set forth in this Award. In the event that there is any inconsistency between the provisions of this Award and of the Plan, the provisions of the Plan shall govern.

(f)Amendment. This Award Agreement may be amended only by a writing executed by the Corporation and the Grantee that specifically states that it is amending this Award Agreement. Notwithstanding the foregoing, this Award Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Award Agreement, so long as a copy of such amendment is delivered to the Grantee, and provided that no such amendment adversely affecting the rights of the Grantee hereunder may be made without the Grantee’s written consent. Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Grantee, the provisions of the Restricted Stock Units or this Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling or judicial decisions, provided that any such change shall be applicable only to the Restricted Stock Units which are than subject to restrictions as provided herein.

(g)Severability. If any term, provision, covenant or restriction contained herein is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(h)Controlling Law. The Award shall be construed, interpreted, and applied in accordance with the law of the State of Maryland, without giving effect to the choice of law provisions thereof. The Grantee agrees irrevocably to submit any dispute arising out of or relating to this Award to the exclusive concurrent jurisdiction of the state and federal courts located in Illinois. The Grantee also irrevocably waive, to the fullest extent permitted by applicable law, any objection the Grantee may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and the Grantee agree to accept service of legal process from the courts of Illinois.

EX-9-

(i)Code Section 409A Compliance. To the extent applicable, it is intended that this Award and the Plan not be subject to or otherwise comply with the provisions of Code Section 409A, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply. This Award and the Plan shall be interpreted and administered in a manner consistent with this intent, and any provision that would cause the Award or the Plan to fail to satisfy Code Section 409A shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and may be made by the Corporation without the Grantee’s consent).

(j)Forfeiture and Clawback. The Award of Restricted Stock Units under this Award Agreement will be valid only if the Grantee executes this Award Agreement and returns it to the Corporation within thirty (30) calendar days from the Grant Date. If the Grantee does not execute and return this Award Agreement, the Grantee will forfeit the Award. The Grantee shall be required to repay to the Corporation or forfeit, as appropriate, any and all Restricted Stock Units awarded under this Award Agreement to the extent required by applicable law or the “clawback” provisions of the Plan or any policy adopted by the Committee or the Board, as each may be amended from time to time.

(k)Successors. The terms of this Award Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns, and of the Grantee and the Grantee’s beneficiaries, executors, administrators, heirs and successors.

(l)Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

8.Definitions. As used herein, the following terms shall be defined as set forth below:

(a)“Award” means the Restricted Stock Unit Award to the Grantee as set forth herein, and as may be amended as provided herein.

(b)“Board” means the Corporation’s Board of Directors.

(c)“Code” means the Internal Revenue Code of 1986, as amended.

(d)“Committee” means the Human Resources Committee of the Board.

(e)“Disability” means the Grantee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (i) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Corporation’s employees, or (ii) unable to engage in any substantial gainful activity.

(f)“Grant Date” means the date this Award is made to the Grantee, as set forth on the first page of this Award Agreement.

(g)“Restricted Stock Unit” means a bookkeeping entry that records the equivalent of one share of Stock.

(h)“Restriction Period” means the Corporation’s three (3) consecutive fiscal years commencing with the fiscal year beginning January 1, 2015.

EX-10-

9.Restrictive Covenants. The Grantee and the Corporation agree that the Corporation’s business is global in scope and depends, to a considerable extent, upon the individual efforts of the Grantee in management and operation. The Corporation and the Grantee covenant and agree that the Corporation will provide the Grantee Confidential Information (as defined below) to permit the Grantee to perform the Grantee’s duties on behalf of the Corporation and its Subsidiaries, which will include, among other things, generating additional Confidential Information (as defined below) on behalf of the Corporation and its Subsidiaries. In consideration of the Corporation making this Award, the Grantee agrees and covenants, that during the Grantee’s employment or service with the Corporation and its Subsidiaries and for a period of twelve (12) months after the Grantee’s termination of employment or service, the Grantee covenants and agrees as follows.

(a)The Grantee will not be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor (defined below) if: (i) the employment, consulting, assistance or services that the Grantee is to provide to the Competitor are the same as, or substantially similar to, any of the services that the Grantee provided to the Corporation or its Subsidiaries and are or will be within the Restricted Territory (defined below); or (ii) the Confidential Information to which the Grantee had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such Confidential Information. For purposes of this subsection (a), services provided by others will be deemed to have been provided by the Grantee if the Grantee had material supervisory responsibilities with respect to the provision of such services.

(b)The Grantee will not solicit or attempt to solicit any party who is then, or during the 12- month period prior to the Grantee’s termination of employment or service was, a customer or supplier of the Corporation or a Subsidiary for or with whom the Grantee (or the Grantee’s subordinates) had Confidential Information or contact on behalf of the Corporation, provided that the restriction in this subsection (b) will not apply to any activity on behalf of a business that is not a Competitor.

(c)The Grantee will not solicit, entice, persuade or induce any individual who is employed by the Corporation or its Subsidiaries (or was so employed within 90 calendar days prior to the Grantee’s action and not involuntarily terminated for any reason other than Cause) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Corporation or its Subsidiaries, and the Grantee will not approach any such employee, either in person or through electronic or social media, for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(d)The Grantee will not directly or indirectly own an equity interest in any Competitor (other than ownership of 5% or less of the outstanding stock of any corporation listed on the New York Stock Exchange or the American Stock Exchange or included in the NASDAQ System, so long as such ownership is passive in nature).

(e)The term “Competitor” means any enterprise (including a person, firm, or business, whether or not incorporated) during any period in which it is materially competitive in any way with any business in which the Corporation or any of its Subsidiaries was engaged during the 12-month period prior to the Grantee’s termination of employment or service. Upon the written request of the Grantee, the Corporation’s Chief Executive Officer will determine whether a business or other entity constitutes a “Competitor” for purposes of this Section 9 and may require the Grantee to provide such information as the Chief Executive Officer determines to be necessary to make such determination. The current and continuing effectiveness of such determination may be conditioned on the continuing accuracy of such information, and on such other factors as the Chief Executive Officer may determine. The term “Restricted Territory” means the continental United States, Mexico, Canada, Spain, the United Kingdom, France, Singapore, and China. The Restricted Territory also shall include any country in which the Grantee (and/or employees of the Corporation or its Subsidiaries who the Grantee supervised) had responsibility or generated or obtained Confidential Information.

EX-11-

(f)The Grantee agrees to keep secret and confidential, all Confidential Information (defined below), and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way during employment or service and at all times thereafter, provided, however, (1) if the jurisdiction in which the Corporation seeks to enforce the confidentiality obligation will not enforce a confidentiality obligation of indefinite duration, then the provisions in this Award Agreement restricting the disclosure and use of Confidential Information will survive for a period of five (5) years following the Grantee’s termination of employment or service; and (2) that trade secrets will remain confidential indefinitely. For purposes of the Award Agreement, the term “Confidential Information” will include all non-public information (including, without limitation, information regarding litigation and pending litigation, trade secrets, proprietary information, or confidential or proprietary methods) concerning the Corporation and its Subsidiaries (and their customers) which was generated or acquired by or disclosed to the Grantee during the course of the Grantee’s employment with the Corporation, or during the course of the Grantee’s consultation with the Corporation following the termination of employment or service. This subsection (f) will not be construed to restrict unreasonably the Grantee’s ability to disclose Confidential Information in a court proceeding in connection with the assertion of, or defense against any claim of breach of the Award Agreement. If there is a dispute between the Corporation and the Grantee as to whether information may be disclosed in accordance with this subsection (f), the matter will be submitted to the court for decision.

(g)The Grantee agrees that a breach of any of the covenants contained in this Section 9 may cause such damage to the Corporation as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, the Grantee agrees that in the event of a breach or threatened breach of any of the covenants contained in this Section 9, in addition to, and in no way in limitation of, any and all other remedies the Corporation will have in law and equity for the enforcement of such covenants and any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Grantee shall forfeit the Restricted Stock Unit Award granted under this Award Agreement, including any Restricted Stock Units that have fully vested and been delivered, and, if the Grantee has previously sold any of Stock derived from the Award, the Corporation shall also have the right to recover from the Grantee the economic value of such Stock as of the date that it vested. The forfeiture provisions of this subsection (g) will continue to apply, in accordance with their terms, after the non-solicit and/or non-disclosure provisions of any employment or other agreement between the Corporation and the Grantee have lapsed.

(h)The Grantee acknowledges that the restrictions in this Section 9 are reasonable in scope, are necessary to protect the trade secrets and other confidential and proprietary information of the Corporation and its Subsidiaries, that the Award provided under this Award Agreement is full and fair compensation for these covenants and that these covenants do not impair the Grantee’s ability to be employed in other areas of the Grantee’s expertise and experience. Specifically, the Grantee acknowledges the reasonableness of the international scope of these covenants by reason of the international customer base and prospective customer base and activities of the Corporation and its Subsidiaries, the widespread domestic and international scope of the Grantee’s contacts created during the Grantee’s employment with the Corporation, the domestic and international scope of the Grantee’s responsibilities while employed by the Corporation and the Grantee’s access to marketing strategies of the Corporation and its Subsidiaries. Notwithstanding the foregoing, if any court determines that the terms of any of the restrictions herein are unreasonable or unenforceable, such court may interpret, alter, amend, or modify any or all of such terms to include as much of the scope, time period and intent as will render such restrictions enforceable, and then in such reduced form, enforce such terms. In the event of the Grantee’s breach of any such covenant, the term of the covenant will be extended for a period equal to the period that the breach continues.

EX-12-

The Corporation and the Grantee hereby agree to the terms and conditions of this Award Agreement and have executed it as of the Grant Date set forth above.

A.M. CASTLE & CO.	GRANTEE

By: Marec E. Edgar	[Signature]
Its: Executive Vice President, General Counsel, Secretary & Chief Administrative Officer	Name:

EX-13-